Exhibit 99.1

For Immediate Release

DIGITAL ALLY, INC. REPORTS

RECORD THIRD QUARTER SALES AND EARNINGS

BASIC E.P.S. OF $0.06 IN THIRD QUARTER AND $0.10 IN NINE MONTHS,

EXCLUSIVE OF INCOME TAX BENEFITS, COMPARED WITH LOSSES

IN PRIOR-YEAR PERIODS

OVERLAND PARK, Kansas (November 7, 2007) – Digital Ally, Inc. (OTC BB: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial security applications, today announced record revenue and net income for the third quarter and first nine months of 2007. An investor conference call is scheduled for 11:00 a.m. EST today, November 7, 2007 (see details below).

For the three months ended September 30, 2007, revenue increased 255% to approximately $5.1 million, when compared with revenue of approximately $1.4 million in the third quarter of 2006. Revenue in the most recent quarter increased 34% when compared with approximately $3.8 million in the second quarter of 2007 and continued a trend of impressive sequential growth in quarterly sales that began when Digital Ally commenced shipping its advanced digital surveillance products in March 2006.

Gross profits totaled $3,557,032 in the third quarter of 2007, and gross profit margin reached a record 69.7% of revenue. The Company reported net income of $2,973,562 in the quarter ended September 30, 2007, versus a net loss of ($1,240,663) in the third quarter of the previous year. Basic earnings per share of $0.21 in the quarter ended September 30, 2007, compared with a net loss of ($0.10) per share in the prior-year period. Diluted earnings per share totaled $0.18 in the quarter ended September 30, 2007, versus a net loss of ($0.10) per share in the third quarter of 2006. Net income for the three months ended September 30, 2007 included a $2,153,143 income tax benefit. This benefit resulted from the Company’s reduction of its deferred tax valuation allowance due to the utilization of its net operating loss carryforward in the quarter and anticipated future usage of the carryforward because of its expected profitability, among other items. Excluding this income tax benefit, the Company would have reported record net income of $820,419, or $0.06 per basic and $0.05 per diluted share, for the quarter ended September 30, 2007.

The Company incurred non-cash stock compensation expense of $385,756 for the quarter ended September 30, 2007, compared with $744,832 in the prior-year quarter.

“I am very pleased to report that the sales and earnings momentum evident during the first half of 2007 was maintained, and in fact accelerated, during the third quarter, as our domestic and international orders from law enforcement agencies continued to expand,” stated Stanton E. Ross, Chief Executive Officer of the Company. “Highlights of the third quarter included the development of several new features that enhance the functionality and utility of our DVM-500 Digital In-Car Video System Integrated into a Rearview Mirror. In July, we announced the availability of a wireless software file transfer feature that allows law enforcement officers to easily and inexpensively download video files from the DVM-500 to police headquarters or other remote locations. Shortly after the end of the third quarter, we introduced at the 114th Annual Association of Chiefs of Police (IACP) Conference in New Orleans our Live Streaming Video solution, which will allow the DVM-500 to transmit live video of field activities to headquarters and multiple other locations, while at the same time recording the video. At the IACP Conference, we also introduced our new VideoManager Server, which enhances the ability of authorized headquarters personnel to view, upload, playback, search and manage DVM-500 video files from any networked computer with proper access rights.”

“While ramping up production at our Kansas City facilities has proven to be quite a challenge during this period of rapid sales growth, I am pleased with the progress we have made in this regard,” continued Ross. “We shipped approximately 1,250 DVM-500 units, along with a modest number of Digital Video Flashlights (DVF), in the most recent quarter, which exceeded our expectations of just a few months earlier.”

For the nine months ended September 30, 2007, the Company’s revenue totaled approximately $12.4 million, compared with revenue of approximately $2.3 million in the first nine months of 2006. Gross profits totaled $8,271,618 in the first nine months of 2007, for a gross profit margin of 66.9% of revenue, compared with gross profits of $1,276,718 (56.2% of revenue) for the nine months ended September 30, 2006.

The Company reported net income of $3,539,584 for the nine months ended September 30, 2007, versus a net loss of ($3,196,034) in the corresponding period of the previous year. Basic earnings per share of $0.26 in the first nine months of 2007 compared with a net loss of ($0.25) per share in the year-earlier period. Diluted earnings per share totaled $0.23 in the nine months ended September 30, 2007, versus a net loss of ($0.25) per share in the first nine months of 2006. Net income for the nine months ended September 30, 2007 included a $2,153,143 income tax benefit. This benefit resulted from the Company’s reduction of its deferred tax valuation allowance due to the utilization of its net operating loss carryforward in the period and anticipated future usage of the carryforward because of its expected profitability, among other items. Excluding this income tax benefit, the Company would have reported record net income of $1,386,441, or $0.10 per basic and $0.09 per diluted share, for the nine months ended September 30, 2007.

The Company incurred non-cash stock compensation expense of $1,294,278 for the nine months ended September 30, 2007, compared with $1,578,336 in the corresponding period of the previous year.

“From a balance sheet perspective, our financial condition continued to strengthen during the first nine months of 2007,” observed Ross. “As of September 30, 2007, we had no debt outstanding and our shareholders’ equity totaled approximately $7.5 million. By comparison, at the end of 2006, the Company had $1 million in outstanding debt and shareholders’ equity of approximately $1.9 million.”

The Company will host an investor conference call at 11:00 a.m. Eastern Time today, November 7, 2007, to discuss its third quarter and nine-month operating results and the outlook for the balance of 2007. Shareholders and other interested parties may participate in the conference call by dialing 866-406-5369 (international/local participants dial 973-582-2847) and referencing the ID code 9407945 a few minutes before 11:00 a.m. EST on November 7, 2007. A replay of the conference call will be available two hours after completion of the conference call from November 7, 2007 until November 14, 2007 by dialing 877-519-4471 (international/local participants dial 973-341-3080) and entering the conference ID 9407945.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial security applications. The Company’s primary focus is the field of Digital Video Imaging and Storage. For additional information, visit www.digitalallyinc.com

The Company is headquartered in Overland Park, Kansas, and its shares are traded on the OTC Bulletin Board under the symbol “DGLY”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: the Company’s ability to raise sufficient capital to continue to implement its business plan; its ability to have all of its product offerings perform as planned or advertised; whether there will be a commercial market, domestically and internationally, for one or more of its products; its ability to commercialize its products and production processes, including increasing its production capabilities to meet orders; its ability to continue increasing revenue and profits; whether the Company will be able to adapt its technology to new and different uses, including being able to introduce new products; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; its ability to obtain patent protection on any of its products and, if obtained, to defend such intellectual property rights; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

For Additional Information, Please Contact:

Stanton E. Ross, CEO at (913) 814-7774

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at

info@rjfalkner.com

(Financial Highlights Follow)

DIGITAL ALLY, INC.

CONDENSED BALANCE SHEETS

SEPTEMBER 30, 2007 AND DECEMBER 31, 2006

	(Unaudited) September 30, 2007	(Audited) December 31, 2006
Assets
Current assets
Cash	$199,295	$57,160
Accounts receivable-trade	2,804,758	977,826
Accounts receivable-other	168,491	225,716
Inventories	2,230,995	1,526,222
Prepaid expenses	497,431	422,279
Deferred taxes	2,153,143	—

Total current assets	8,054,113	3,209,203

Equipment	982,914	622,592
Less accumulated depreciation	240,256	114,851

	742,658	507,741

Other Assets	133,645	59,305

Total Assets	$8,930,416	$3,776,249

Liabilities and Stockholders’ Equity
Current liabilities
Note payable	$—	$500,000
Line of credit	—	500,000
Accounts payable	901,044	651,902
Accrued expenses	495,582	180,573
Customer deposits	16,479	20,899

Total current liabilities	1,413,105	1,853,374

Unearned Income	13,322	5,248

Commitments
Stockholders’ equity
Common stock, $0.001 par value; 75,000,000 shares authorized; Shares issued and outstanding: 13,996,527 – 2007; 13,309,027 – 2006	13,997	13,309
Additional paid in capital	11,482,856	9,436,766
Accumulated Deficit	(3,992,864)	(7,532,448)

Total Stockholders’ Equity	7,503,989	1,917,627

Total Liabilities and Stockholders’ Equity	$8,930,416	$3,776,249

DIGITAL ALLY, INC.

CONDENSED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS AND NINE MONTHS

ENDED SEPTEMBER 30, 2007 AND 2006

	(Unaudited) Three Months Ended		(Unaudited) Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Revenue	$5,100,525	$1,434,573	$12,359,594	$2,272,017
Cost of sales	1,543,493	610,854	4,087,976	995,299

Gross profit	3,557,032	823,719	8,271,618	1,276,718
Operating expenses	2,742,469	2,057,868	6,873,104	4,464,794

Operating income (loss)	814,563	(1,234,149)	1,398,514	(3,188,076)

Financial income (expense)
Interest income	6,445	2,308	15,630	18,220
Interest expense	(589)	(8,822)	(27,703)	(26,178)

	5,856	(6,514)	(12,073)	(7,958)

Income (Loss) before provision for income taxes (benefits)	820,419	(1,240,663)	1,386,441	(3,196,034)
Income tax provision (benefits)	(2,153,143)	—	(2,153,143)	—

Net income (loss)	$2,973,562	$(1,240,663)	$3,539,584	$(3,196,034)

Net income (loss) per share information:
Basic	$0.21	$(0.10)	$0.26	$(0.25)
Diluted	$0.18	$(0.10)	$0.23	$(0.25)
Weighted average shares outstanding:
Basic	13,963,820	12,669,805	13,637,108	12,669,805
Diluted	16,087,850	12,669,805	15,141,322	12,669,805

DIGITAL ALLY, INC.

CONDENSED STATEMENT OF CASH FLOWS

	(Unaudited) Nine Months Ended
	September 30, 2007	September 30, 2006
Cash Flows From Operating Activities
Net income (loss)	$3,539,584	$(3,196,034)
Adjustments to reconcile net income (loss) to net cash flows (used in) operating activities
Depreciation	125,405	52,804
Stock option expense	1,294,278	1,578,336
Shares of common stock issued in lieu of cash compensation	87,500	215,000
Reserve for inventory obsolescence	185,394	—
Reserve for bad debt allowance	27,646	—
Deferred tax (benefits)	(2,153,143)	—

Change in assets and liabilities
(Increase) decrease in
Accounts receivable - trade	(1,854,578)	(817,336)
Accounts receivable - other	57,225	(127,931)
Inventories	(890,167)	(662,553)
Prepaid expenses	(75,152)	(333,788)
Other assets	(63,503)	(39,942)
Increase (decrease) in
Accounts payable	249,142	323,151
Accrued expenses	315,009	67,999
Customer deposits	(4,420)	(576)
Other liabilities	8,074	6,362

Net cash provided by (used in) operating activities	848,294	(2,934,508)

Cash Flows from Investing Activities
Purchases of equipment	(360,322)	(287,826)
(Increase) in other assets – deposits	(10,837)	—

Net cash (used in) investing activities	(371,159)	(287,826)

Cash Flows from Financing Activities
Principal payments on line of credit	(500,000)	—
Proceeds from exercise of stock options and warrants	165,000	50,000
Proceeds from sale of common stock	—	1,601,468

Net cash provided by (used in) financing activities	(335,000)	1,651,468

Increase (decrease) in cash	142,135	(1,570,866)
Cash, beginning of period	57,160	1,807,922

Cash, end of period	$199,295	$237,056

Supplemental disclosures of cash flow information
Cash payments for interest	$27,703	$26,178

Supplemental disclosures of non-cash investing and financing activities
Common stock issued for settlements of note payable	$500,000	$—

NOTE: FOR MORE DETAILED INFORMATION REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-QSB FOR THE QUARTER ENDED SEPTEMBER 30, 2007 FILED WITH THE SEC.